Exhibit 99.2

May 3, 2021

1847 Goedeker Inc.

13850 Manchester Rd.

Ballwin, MO 63011

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 of 1847 Goedeker Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company.

Sincerely yours,

/s/ Alan P. Shor
Alan P. Shor